Exhibit j (i) under Form N-1A

                                              Exhibit 23 under Item 601/Reg. S-K





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-129342 on Form N-1A of our report dated August 20, 2007, relating to the financial statements and financial highlights of BBH Trust, including BBH U.S. Treasury Money Fund, BBH Money Market Fund, and BBH Tax Exempt Money Fund (the "Funds") appearing in the Annual Report on Form N-CSR of the BBH Trust, for the year ended June 30, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/  Deloitte & Touche LLP

Boston, Massachusetts
October 31, 2007









                                      - 1 -